Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LATCH, INC.,
LS KEY MERGER SUB 1, INC.,
LS KEY MERGER SUB 2, LLC,
AND
HONEST DAY’S WORK, INC.
DATED AS OF MAY 15, 2023

i

- ii -

Exhibit A    Form of Promissory Note
Exhibit B    Jamie Siminoff Employment Agreement
Exhibit C    Registration Rights Agreement
Exhibit D    Jamie Siminoff Stock Restriction Agreement

- iii -

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2023, is made by and among Latch, Inc., a Delaware corporation (“Latch”), LS Key Merger Sub 1, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Latch (“Merger Sub 1”), LS Key Merger Sub 2, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Latch (“Merger Sub 2”), and Honest Day’s Work, Inc., a Delaware corporation (“HDW”) (each, a “party” and, together, the “parties”).
WITNESSETH:
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the parties intend that (i) Merger Sub 1 be merged with and into HDW (the “First Merger”), with HDW surviving the First Merger as a wholly owned subsidiary of Latch (HDW as the survivor of such merger, the “Surviving Corporation”), and (ii) thereafter, as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 being the surviving company of the Second Merger (the “Surviving Company”).
WHEREAS, the Board of Directors of Latch has (a) determined that it is in the best interests of Latch and its stockholders, and declared it advisable, for Latch to enter into this Agreement and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.
WHEREAS, the sole stockholder of Merger Sub 1 has (a) determined that it is in the best interests of Merger Sub 1, and declared it advisable, for Merger Sub 1 to enter into this Agreement, and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.
WHEREAS, the sole member of Merger Sub 2 has (a) determined that it is in the best interests of Merger Sub 2, and declared it advisable, for Merger Sub 2 to enter into this Agreement, and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.
WHEREAS, the Board of Directors of HDW has (a) determined that it is in the best interests of, and fair and reasonable to, HDW and its stockholders, and declared it advisable, for HDW to enter into this Agreement, and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.
WHEREAS, in order to induce Latch to enter into this Agreement and to cause the Mergers to be consummated, simultaneously with the execution and delivery of this Agreement, the Requisite HDW Stockholders have delivered the HDW Stockholder Consent.
WHEREAS, in order to induce Latch to enter into this Agreement, and to cause the Mergers to be consummated, simultaneously with the execution and delivery of this Agreement, Jamie Siminoff has entered into an employment agreement with Latch in the form attached hereto as Exhibit B (the “Siminoff Employment Agreement”) and Jamie Siminoff has entered into or will enter into the Siminoff Stock Restriction Agreement.

WHEREAS, Latch, Merger Sub 1, Merger Sub 2 and HDW desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Latch, Merger Sub 1, Merger Sub 2 and HDW agree as follows:
ARTICLE I.

THE MERGERS
Section 1.1    The Mergers. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA, the parties intend that (i) Merger Sub 1 be merged with and into HDW, with HDW surviving the First Merger as a wholly owned subsidiary of Latch as the Surviving Corporation and (ii) thereafter, as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 being the Surviving Company.
Section 1.2    Closing. The closing of the Mergers (the “Closing”) shall take place remotely, via electronic exchange of documents, at 8:30 a.m. (New York Time), on July 3, 2023, or at such other place, date and time as Latch and HDW may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3    Effective Time.
(a)    On the Closing Date, HDW shall file with the Secretary of State of the State of Delaware a certificate of merger (the “First Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the First Merger, and make any other filings or recordings as may be required by Delaware law in connection with the First Merger. The First Merger shall become effective at the date and time of the filing of the First Certificate of Merger or at such later date and time as agreed to by Latch and HDW and set forth in the First Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).
(b)    On the Closing Date, following the First Merger, the Surviving Corporation shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Second Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA in order to effect the Second Merger (such date and time is hereinafter referred to as the “Second Effective Time”), and make any other filings or recordings as may be required by Delaware law in connection with the Second Merger. The Second Merger shall become effective at the date and time of the filing of the Second Certificate of Merger or at such later date and time as agreed to by Latch and HDW and set forth in the Second Certificate of Merger in accordance with the relevant provisions of the DLLCA.
Section 1.4    Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of HDW and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of HDW and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the

DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DLLCA.
Section 1.5    Organizational Documents of the Surviving Company.
(a)    At the Effective Time, the HDW Governing Documents as in effect immediately prior to the Effective Time will remain unchanged and will be the certificate of incorporation and bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and applicable Law.
(b)    At the effective time of the Second Merger, the certificate of formation and the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Merger will remain unchanged and will be the certificate of formation and the limited liability company agreement of the Surviving Company until duly amended in accordance with the terms thereof and applicable Law.
Section 1.6    Directors and Officers of the Surviving Company.
(a)    HDW shall take all necessary action prior to the Second Effective Time such that each director of HDW in office immediately prior to the Second Effective Time shall cease to be a director immediately following the Second Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time).
(b)    HDW shall take all necessary action prior to the Second Effective Time such that each officer of HDW in office immediately prior to the Second Effective Time shall cease to be an officer immediately following the Second Effective Time (including by causing each such officer to tender an irrevocable resignation as an officer, effective as of the Second Effective Time). Latch shall designate officers of the Surviving Company to be appointed effective as of immediately following the Second Effective Time.
ARTICLE II.

CONVERSION OF UNITS; EXCHANGE OF CERTIFICATES
Section 2.1    Effect on HDW Stock.
(a)    Treatment of HDW Common Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the parties or the holder thereof, each share of common stock, $0.00001 par value per share, of HDW (the “HDW Common Stock”) issued and outstanding immediately prior to the Effective Time (i) that is held by an Accredited Investor shall be converted into the right to receive, and the holder of such share of HDW Common Stock shall be entitled to receive, a number of shares of Latch Common Stock equal to the Common Stock Exchange Ratio (such shares of Latch Common Stock, the “Common Stockholder Shares”), with such Common Stockholder Shares to be subject to the terms, conditions and restrictions set forth on Section 2.1(a) of the Latch Disclosure Schedule and (ii) that is held by an Unaccredited Investor shall be converted into the right to receive, and the holder of such share of HDW Common Stock shall be entitled to receive, an amount in cash equal to the product of (x) the Common Stock Exchange Ratio multiplied by (y) $0.76.

(b)    Treatment of HDW Preferred Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the parties or the holder thereof, each share of preferred stock, $0.00001 par value per share, of HDW (the “HDW Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, and the holder of such share of HDW Preferred Stock shall be entitled to receive:
(i)    a number of shares of Latch Common Stock equal to the Preferred Stock Exchange Ratio (such shares of Latch Common Stock, the “Preferred Stockholder Shares” and, together with the Common Stockholder Shares, the “Stock Merger Consideration”), with such Preferred Stockholder Shares to be subject to the terms, conditions and restrictions set forth on Section 2.1(b)(i) of the Latch Disclosure Schedule; and
(ii)    unsecured promissory notes of Latch in the form attached hereto as Exhibit A in an aggregate principal amount equal to the Promissory Note Exchange Ratio (the “Promissory Notes” and, together with the Stock Merger Consideration, the “Merger Consideration”).
For the avoidance of doubt, if the First Merger would otherwise result in the issuance of shares of Latch Common Stock in excess of 19.99% of the outstanding shares of Latch Common Stock immediately prior to the Closing (the “Share Cap”), solely for the purpose of calculating the number of shares of Latch Common Stock that comprise the Stock Merger Consideration pursuant to Section 2.1(a) and Section 2.1(b)(i), but not for purposes of calculating the amount of Promissory Notes pursuant to Section 2.1(b)(ii), the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio shall each be reduced by the smallest number (rounded up to the nearest 0.0001) that causes the total number of shares of Latch Common Stock issuable in the First Merger to not exceed the Share Cap.
(c)    Treasury Shares. Each share of HDW Stock held in the treasury of HDW immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(d)    Cancellation of HDW Options. At the Effective Time, all options to acquire HDW Stock, whether granted pursuant to the HDW Equity Plan or otherwise (“HDW Options”), whether vested or unvested, that are outstanding and unexercised as of the Effective Time, and all promises, commitments or obligations of HDW to grant HDW Options, shall be cancelled and extinguished, for no consideration. Before the Effective Time, HDW shall take all necessary actions, including obtaining appropriate resolutions of HDW’s Board of Directors and any required consents, providing all notices, and taking all other actions necessary to (i) effect the transactions contemplated by this Section 2.1(d), which notices, resolutions, consents, and other written materials will be subject to advance review by Latch, and (ii) terminate each HDW Equity Plan, in each case effective no later than the Closing.
(e)    Effect of the First Merger on HDW Stock. All of the shares of HDW Stock converted into the right to receive the consideration set forth in Section 2.1 shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each book-entry account formerly representing any share of HDW Stock (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the applicable Merger Consideration.
(f)    Treatment of Merger Sub 1 Interests. At the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, all shares of Merger Sub 1 common stock that are issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and the share of the Surviving Corporation into which the shares of Merger Sub 1 common stock are so converted shall be the only share of common stock of the Surviving Corporation that is issued and outstanding immediately after the Effective Time.
(g)    Treatment of Merger Sub 2 Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder of the common stock of the Surviving Corporation or any membership interests of Merger Sub 2, (i) the single share of common stock of the Surviving Corporation shall be cancelled and extinguished without payment of any consideration therefor and (ii) each membership interest of Merger Sub 2 shall remain outstanding and represent membership interests of the Surviving Entity.
Section 2.2    Exchange Procedures.
(a)    Exchange Agent. Prior to the Effective Time, Latch shall designate a bank or trust company reasonably acceptable to HDW to act as the exchange agent in connection with the First Merger (the “Exchange Agent”). At or immediately prior to the Effective Time, Latch shall deposit with the Exchange Agent, evidence of shares of Latch Common Stock issuable pursuant to Section 2.1 in book-entry form equal to the Stock Merger Consideration (such evidence of book-entry shares of shares of Latch Common Stock, the “Exchange Fund”), in each case, for the sole benefit of the holders of HDW Stock. In the event the Exchange Fund shall be insufficient to pay the Stock Merger Consideration in accordance with Section 2.1, Latch shall promptly deposit, additional shares of Latch Common Stock and shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Stock Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.
(b)    Procedures for Surrender. Each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Latch shall (i) deliver the applicable Promissory Note to each holder of HDW Preferred Stock and (ii) cause the Exchange Agent to pay and deliver the applicable Stock Merger Consideration, in each case, immediately after the Effective Time and pursuant to the provisions of this Article II, for each share of HDW Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered; provided, that with respect to an Unaccredited Investor, Latch shall promptly deliver the consideration that such Unaccredited Investor has the right to receive pursuant to Section 2.1(a) following receipt of written payment instructions in a form reasonably acceptable to Latch from such Unaccredited Investor.
(c)    Closing of Transfer Books. At the Effective Time, the share transfer books of HDW shall be closed and thereafter there shall be no further registration of transfers of HDW Stock on the records of HDW.
(d)    No Liability. Notwithstanding anything in this Agreement to the contrary, none of HDW, Latch, Merger Sub 1, Merger Sub 2, the Exchange Agent or any other person shall be liable to any former holder of HDW Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)    Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Latch Common Stock will be issued by virtue of the First Merger, and each person who would otherwise be entitled to a fraction of a share of Latch Common Stock (after aggregating all fractional shares of Latch Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Latch Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Latch Common Stock.
Section 2.3    Withholding. Each of Latch, Merger Sub 1 and the Exchange Agent (and their agents or representatives) (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Latch, Merger Sub 1 and the Exchange Agent are required to deduct and withhold under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any applicable Tax Law, with respect to the making of such payment. If a Payor determines that an amount is required to be deducted and withheld from the consideration payable pursuant to this Agreement to holders of HDW Stock, Payor will use its commercially reasonable efforts to provide the relevant Person, prior to the date the applicable payment is scheduled to be made, with written notice of its intent to deduct and withhold together with a calculation of the amount to be deducted and withheld and a reference to the applicable provision of the Code or other Tax Law pursuant to which such deduction and withholding is required. Payor will reasonably cooperate with such Person to establish the entitlement to any reasonably available exemption or reduction in such deduction or withholding (including providing such Person with reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.
Section 2.4    Dissenting Shares. If, in connection with the First Merger, HDW Stockholders shall have demanded and perfected their appraisal rights in accordance with Section 262 of the DGCL, none of such Dissenting Shares shall be converted into a right to receive the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Sections 2.1(a) or (b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). In the event that any HDW Stockholder fails to make an effective demand for payment or fails to perfect its appraisal as to its shares of HDW Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Sections 2.1(a) or (b) in respect of such shares as if such shares had never been Dissenting Shares, and Latch shall deliver to the holder thereof, subject to the applicable terms and conditions of this Agreement, the Merger Consideration to which such HDW Stockholder would have been entitled under Sections 2.1(a) or (b) with respect to such shares. Prior to the Closing, HDW shall give Latch (a) prompt written notice of (i) any demand received by HDW for appraisal of HDW Stock or notice of exercise of an HDW Stockholder’s appraisal rights in accordance with the DGCL, and (ii) the withdrawals of such demands and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL, at Latch’s sole expense. HDW agrees that, except with Latch’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.
Section 2.5    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article VII, the issued and outstanding shares of Latch Common Stock or securities convertible or exchangeable into or exercisable for shares of Latch Common Stock or the issued and outstanding shares of HDW Stock or securities convertible or exchangeable into or exercisable for shares of HDW Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Stock Merger Consideration shall be equitably adjusted to provide the holders of shares of HDW Stock and Latch the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Stock Merger Consideration. Nothing in this Section 2.5 shall be construed to permit the parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF HDW
Except as set forth in the disclosure schedules delivered by HDW to Latch, Merger Sub 1 and Merger Sub 2 concurrently with the execution of this Agreement (the “HDW Disclosure Schedule”), and subject to the terms, conditions and limitations set forth in this Agreement, HDW hereby represents and warrants to Latch, Merger Sub 1 and Merger Sub 2 as follows:
Section 3.1    Organization and Existence.
(a)    HDW is a legal entity duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that the failure to have such power or authority would not be reasonably likely to materially and adversely affect HDW’s ability to enter into or perform its obligations under this Agreement or consummate the transactions contemplated hereby. HDW is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except to the extent that the failure to be so qualified would not be reasonably expected to have an HDW Material Adverse Effect.
(b)    HDW has no Subsidiaries and does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other person. HDW is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. HDW has not agreed or is obligated to make, or is bound by any contract under which it may become obligated to make, any future investment in or capital contribution to any other person. HDW has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other person.
Section 3.2    Capitalization. As of the date hereof, the issued and outstanding capital stock of HDW consists of: (a) 9,025,000 shares of HDW Common Stock and (b) 2,164,029 shares of HDW Preferred Stock. All shares of HDW Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Section 3.2 of the HDW Disclosure Schedule sets forth a true and correct list of all outstanding HDW Options shares of restricted HDW Common Stock ("HDW Restricted Stock") as of the date hereof, including the name of the holder thereof, the exercise price, grant date, vesting schedule and number of shares of HDW Common Stock underlying such HDW Options and HDW Restricted Stock. Except as set forth on Section 3.2 of the HDW Disclosure Schedule, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for HDW

Stock, (ii) other commitments or agreements providing for the grant or issuance of HDW Stock, HDW Options or HDW Restricted Stock, or (iii) contractual entitlements of any Person to payments measured based on the value of HDW Stock, HDW Options or HDW Restricted Stock.
Section 3.3    Power and Authority.
(a)    HDW has the corporate power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. HDW has taken all necessary and appropriate corporate actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by HDW pursuant hereto, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by HDW and is a valid and binding obligation of HDW enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (collectively, the “Enforceability Exceptions”).
(b)    Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (iii) required to be made with The Nasdaq Stock Market LLC (“Nasdaq”), and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by HDW with, or obtained by HDW from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by HDW and the consummation of the transactions contemplated hereby, or in connection with the continuing operation of the business of HDW following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect or materially and adversely affect HDW’s ability to enter into or perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(c)    The HDW Stockholder Consent is the only vote or consent of the holders of any class or series of capital stock of HDW necessary to adopt or approve the First Merger and the other transactions contemplated hereby.
Section 3.4    No Violations. The execution and delivery of this Agreement or any other agreement or instrument executed and delivered pursuant hereto by HDW, does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by HDW of the obligations that it is obligated to perform hereunder or thereunder do not:
(a)    conflict with or result in a breach of any of the provisions of the HDW Governing Documents;
(b)    create any lien on HDW under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which HDW is a party or its properties and assets are bound;
(c)    conflict with any municipal, state or federal ordinance, law (including common law), rule, regulation, judgment, order, writ, injunction, or decree (collectively, “Laws”) applicable to HDW; or

(d)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which HDW is a party or by which it is bound;
except, in the case of subclauses (b), (c) and (d) above, as would not be reasonably likely to have, individually or in the aggregate, an HDW Material Adverse Effect.
Section 3.5    Licenses. To the Knowledge of HDW, HDW owns or possess all material licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity (“Licenses”) that are necessary to enable it to carry on its operations as presently conducted.
Section 3.6    Compliance with Laws. HDW is, and has been since its date of incorporation, in compliance in all material respects with all Laws which are applicable to its business, operations, personnel, assets and properties, except for noncompliance which would not reasonably be expected to be material to HDW. HDW has not received any written notice of, or been charged with, the material violation of any such Laws.
Section 3.7    Absence of Certain Changes. Since December 31, 2022:
(a)    HDW has conducted its business in the ordinary course of business consistent with past practice; and
(b)    there has been no HDW Material Adverse Effect.
Section 3.8    Material Contracts.
(a)    Section 3.8 of the HDW Disclosure Schedule sets forth a list of the following contracts, excluding HDW Benefit Plans, to which HDW is, as of the date of this Agreement, a party (each, an “HDW Material Contract”):
(i)    any contract relating to indebtedness for borrowed money;
(ii)    any non-competition contract or other contract that purports to limit (A) the ability of HDW from operating or doing business in any location, market or line of business, (B) the persons to whom HDW may sell products or deliver services or (C) the persons that HDW may hire or solicit for hire;
(iii)    any contract with a professional employer organization or similar organization relating to the employment or engagement of any employee or other service provider of (or who provides services to) HDW;
(iv)    change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of HDW;
(v)    any contract that grants to any person (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;
(vi)    any partnership agreement, joint venture contract or similar contract; or

(vii)    any contract that requires HDW, or any successor to, or acquirer of, HDW, to make any payment to another person, or requires the consent of another person, in each case in connection with a change of control of HDW or gives another person a right to receive or elect to receive a change of control payment.
A copy of each HDW Material Contract has been made available to Latch. Except for any HDW Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each HDW Material Contract is valid and binding on HDW and, to the Knowledge of HDW, each other party thereto, and is in full force and effect, except as (i) such enforcement may be limited by the Enforceability Exceptions or (ii) would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect. There is no material default under any such contracts by HDW, or, to the Knowledge of HDW, any other party thereto, and, as of the date hereof, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by HDW, or, to the Knowledge of HDW, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect.

Section 3.9    Litigation and Proceedings.
(a)    As of the date hereof, there are no action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (“Proceedings”) pending or, to the Knowledge of HDW, threatened in writing against HDW or its officers or directors (in their capacity as such), except as would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect or prevent, materially delay or materially impair the ability of HDW to consummate the First Merger.
(b)    As of the date hereof, HDW is not a party to or subject to the provisions of any Governmental Order that restricts the manner in which HDW conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect or materially and adversely affect HDW’s ability to enter into or perform its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 3.10    Employees and Benefits.
(a)    Section 3.10(a) of the HDW Disclosure Schedule sets forth a true and correct list of each material HDW Benefit Plan. “HDW Benefit Plan” shall mean (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) any other plan, policy, program or arrangement, whether written or oral, providing compensation or other employee or service provider benefits to any current or former director, officer, employee or individual independent contractor of HDW (including individuals who are consider co- or jointly-employed or engaged with HDW), in each case, which is maintained, sponsored or contributed to by HDW or under which HDW has any obligation or liability.
(b)    HDW has made available to Latch true and complete copies of the documents governing each material HDW Benefit Plan (or with respect to any HDW Benefit Plan that is not in writing, a written summary thereof). HDW is not a party to any employment or other agreement with any employee or individual independent contractor that would provide for any severance, termination, notice or other similar payment in connection with the termination of employment or engagement of such individual.

(c)    Each HDW Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws and all contributions and payments required to be made with respect to any HDW Benefit Plan have been made or properly accrued. HDW is not in arrears with respect to the payment of salaries, wages, fees or other remuneration for any employees or individual independent contractors.
(d)    HDW has no liability of any kind, contingent or otherwise, under or with respect to a pension plan that is subject to Title IV of ERISA.
(e)    Except as set forth in Section 3.10(e) of the HDW Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of HDW to any compensation or benefits, including any severance pay, (ii) require a contribution or payment to any HDW Benefit Plan or (iii) result in any excess parachute payments within the meaning of Section 280G of the Code.
(f)    HDW is not a party to any collective bargaining or similar agreement and there are not currently nor have there ever been, any arbitration proceedings, labor strikes, slowdowns or stoppages, labor grievances or other labor disputes pending or, to the Knowledge of HDW, threatened, with respect to the employees or individual independent contractors of HDW.
(g)    Section 3.10(g) of the HDW Disclosure Schedule sets forth a list of all employees and independent contractors currently employed or engaged by HDW, and, as applicable, the following: name, title, hire date, location, whether full- or part-time and whether active or on leave, annual base salary or hourly rate (as applicable) (or, with respect to independent contractors who are entitled to compensation pursuant to third-party contracts, the compensation rate), most recent annual bonus received and current annual bonus opportunity, and accrued vacation (if any).
(h)    Section 3.10(h) of the HDW Disclosure Schedule sets forth a list of each non-competition or non-solicitation contract or other contract to which any Knowledge Party is a party that purports to limit (i) the right or ability of a Knowledge Party to engage in or operate (or to provide services in any capacity to a person who engages in or operates) any line of business in in any location or market, (ii) the persons to whom any Knowledge Party may sell products or deliver services or (iii) the persons that any Knowledge Party may hire or solicit for hire. To the Knowledge of HDW, (A) none of the Knowledge Parties are in breach or violation of any of the contracts set forth on Section 3.10(h) of the HDW Disclosure Schedule, (B) the employment of the Knowledge Parties by Latch does not breach or violate any of the contracts set forth on Section 3.10(h) of the HDW Disclosure Schedule and (C) the entry of HDW into this Agreement and the transactions contemplated hereby does not breach or violate any of the contracts set forth on Section 3.10(h) of the HDW Disclosure Schedule.
Section 3.11    Tax Matters.
(a)    HDW has filed or caused to be timely filed with the appropriate tax authority all material Tax Returns required to be filed by or with respect to it. All such Tax Returns are true, complete and accurate in all material respects. HDW is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions obtained automatically under applicable Law in the ordinary course of business. All material Taxes due and owing by HDW (whether or not shown on any Tax Returns) have been timely paid.

(b)    No written claim has been made in a jurisdiction where HDW does not file a Tax Return that HDW is or may be subject to material taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.
(c)    HDW does not have any material liability for unpaid Taxes and has not, since January 1, 2023, incurred any material liability for Taxes outside the ordinary course of business or inconsistent with past practice.
(d)    No material deficiencies, assessments or other claims with respect to material Taxes of HDW have been made by any Tax Authority other than matters that have been resolved with no further liability to HDW. There are no pending or threatened (in writing) audits, assessments or other actions for or relating to any liability in respect of Taxes of HDW. HDW has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver from HDW.
(e)    HDW has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of HDW or any other person.
(f)    To the Knowledge of HDW, there are no liens for Taxes upon any property or asset of HDW other than statutory liens for current Taxes not yet due and payable or the amount of which is being contested in good faith.
(g)    HDW has not been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or non-US Tax purposes. HDW does not have any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or applicable law, as a transferee or successor, by contract or otherwise other than, in each case, liabilities pursuant to a contract entered into in the ordinary course of business consistent with past practice the primary subject of which is not Taxes. HDW has, since formation, been properly treated as a C corporation for U.S. federal income tax purposes. HDW has never owned an interest in another person (including any person organized in a jurisdiction outside the United States). HDW has not been a party to any listed transaction, as such term is used in Treasury Regulations Section 1.6011-4(b)(2). HDW has not within the last three years been a part of any transaction intended to be governed by Section 355 of the Code (or so much of Section 356 as relates to Section 355 of the Code).
(h)    HDW will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or similar transaction entered into on or prior to the Closing Date, any accounting method change or agreement with any tax authority filed or made on or prior to the Closing Date or use of an improper method of accounting on or prior to the Closing Date, or any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.
(i)    To the Knowledge of HDW, none of the HDW Stock constitutes section 306 stock (as such term is used in Section 356(f) of the Code). HDW is not aware of any fact regarding HDW or its equity holders and does not have knowledge of any matter regarding HDW or its equity holders that would prevent the Mergers from qualifying for the Intended Tax Treatment.
Section 3.12    Intellectual Property. Section 3.12 of the HDW Disclosure Schedule sets forth a true and complete list of all Intellectual Property (i) registrations (and applications for registration) owned by HDW, and (ii) used by HDW pursuant to a Contract relating to Intellectual Property licensed by a third party to which HDW is bound (other than Standard Agreements), in each case (i) and (ii), as of the date hereof. HDW owns or has the right to use all Intellectual Property necessary for the operation of its business as presently conducted (collectively, the “HDW Intellectual Property”) free and clear of all encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have an HDW Material Adverse Effect. The use of the HDW Intellectual Property by HDW in the operation of the business of HDW as presently conducted does not infringe upon, misappropriate or otherwise conflict with any Intellectual Property of any other person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have an HDW Material Adverse Effect; provided, that the foregoing representation is made to the Knowledge of HDW with respect to third party patent rights only. HDW exclusively owns the material Intellectual Property applications and registrations purported to be owned by HDW, free and clear of all encumbrances, and such registrations are in full force and effect, and to the Knowledge of HDW, valid and enforceable in all material respects. HDW uses and has used commercially reasonable efforts to protect their material trade secrets and confidential information, and, to the Knowledge of HDW, there have been no material compromises thereof. Except as would not have an HDW Material Adverse Effect, no proprietary software of HDW that is licensed, distributed, conveyed or made available (including “as a service”) to other persons (whether incorporated into a product or otherwise) contains any software that is distributed as “free software,” or “open source software” and is used in a manner such that HDW is required to disclose or distribute its proprietary source code (other than any applicable “free software” or “open source software” itself), to license or provide their proprietary source code for the purpose of making derivative works, or to make available for redistribution to any person its proprietary source code at no or minimal charge.
Section 3.13    Privacy and Data Security; Systems and IT.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect, HDW complies, and has at all times complied, in all material respects with all: (i) Privacy Laws; (ii) external-facing privacy and security policies regarding the Processing of Personal Information, and (iii) all contractual obligations by which it is bound, if any, relating to the Processing of Personal Information (subclauses (i) through (iii), collectively, the “HDW Privacy and Security Requirements”). Except as would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect, HDW has established and implemented commercially reasonable administrative, technical and physical safeguards, in material compliance with the HDW Privacy and Security Requirements, designed to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification or disclosure.
(b)    To the Knowledge of HDW, HDW has not experienced any loss or unauthorized access, disclosure, acquisition, exfiltration, use, or breach of security of any Personal Information in the possession, custody or control of HDW, except as would not, individually or in the aggregate, reasonably be expected to have an HDW Material Adverse Effect.
(c)    HDW maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures, and facilities in material compliance with the HDW Privacy and Security Requirements.
Section 3.14    Cash. HDW will have cash and cash equivalents of at least $8 million as of July 3, 2023.

Section 3.15    Indebtedness. As of the date of this Agreement, HDW has no outstanding indebtedness for borrowed money.
Section 3.16    Brokers and Finders. Neither HDW nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers.
Section 3.17    Opportunity for Independent Investigation. Prior to its execution of this Agreement, HDW has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and operations of Latch. In making its determination to proceed with the Mergers, HDW has relied and will solely rely upon the results of such independent investigation and verification and the representations and warranties of Latch expressly and specifically set forth in Article IV of this Agreement. HDW acknowledges that such representations and warranties by Latch and its Subsidiaries constitute the sole and exclusive representations and warranties of Latch and its Subsidiaries in connection with the Mergers, and HDW understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Latch) are specifically disclaimed by Latch and hereby waived by HDW. HDW further understands and acknowledges that (i) neither HDW nor any other person will have or be subject to any liability to Latch or any other person resulting from the distribution to HDW or any other person, or HDW’s or any other person’s use of, any information, document or material made available to HDW or any other person in certain “Information Memoranda,” “data rooms,” management presentations or any other form in expectation of the Mergers, and (ii) except for the representations and warranties of Latch expressly and specifically set forth in Article IV, neither HDW nor any other person has relied on any such information, document or material or any representation or warranty or statement not expressly set forth herein.
Section 3.18    No Additional Representations or Warranties. Except for the representations and warranties made by HDW in this Article III (as qualified or modified by the HDW Disclosure Letter), neither HDW nor any other person makes any express or implied representation or warranty with respect to HDW or any of its affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Mergers, and HDW expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither HDW nor any other person makes or has made any representation or warranty to Latch or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to HDW, any of its affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by HDW in this Article III, written information made available to Latch or any of its affiliates or representatives in the course of their evaluation of HDW, the negotiation of this Agreement or in the course of the Mergers. Notwithstanding the foregoing, nothing in this Section 3.18 shall limit Latch’s remedies with respect to claims of Fraud.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF LATCH, MERGER SUB 1 AND MERGER SUB 2
Except as set forth in the disclosure schedules delivered by Latch, Merger Sub 1 and Merger Sub 2 to HDW concurrently with the execution of this Agreement (the “Latch Disclosure Schedule”), and subject to the terms, conditions and limitations set forth in this Agreement, Latch, Merger Sub 1 and Merger Sub 2, jointly and severally, represent and warrant to HDW as follows:

Section 4.1    Organization and Existence.
(a)    Each of Latch, Merger Sub 1 and Merger Sub 2 is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that the failure to have such power or authority would not be reasonably likely to have a Latch Material Adverse Effect or materially and adversely affect Latch’s, Merger Sub 1’s or Merger Sub 2’s ability to enter into or perform their respective obligations under this Agreement or consummate the transactions contemplated hereby. Each of Latch, Merger Sub 1 and Merger Sub 2 is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have a Latch Material Adverse Effect or materially and adversely affect Latch’s, Merger Sub 1’s or Merger Sub 2’s ability to enter into or perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.
Section 4.2    Capitalization.
(a)    As of the date hereof, the issued and outstanding capital stock of Latch consisted of (i) 145,347,513 shares of Latch Common Stock and (ii) 15,333,301 warrants exercisable for Latch common stock. All outstanding shares of Latch Common Stock are duly authorized, validly issued, fully paid and free of preemptive rights. As of the date hereof, there were (x) options to purchase 12,503,876 shares of Latch Common Stock (“Latch Options”) that were granted and outstanding pursuant to the Latch Stock Plans and (y) 9,737,563 restricted stock units (“Latch RSUs”) outstanding. Other than as disclosed in this Section 4.2 or on Section 4.2(a) of the Latch Disclosure Schedule, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Latch Common. (ii) other commitments or agreements providing for the grant or issuance of Latch Common Stock, Latch Options or Latch, or (iii) contractual entitlements of any person to payments measured based on the value of Latch Common Stock, Latch Options or Latch RSUs.
(b)    As of the date hereof, the issued and outstanding shares of common stock of Merger Sub 1 are validly issued and outstanding. All of the issued and outstanding shares of common stock of Merger Sub 1 are, and at the Effective Time will be, owned by Latch or a direct or indirect wholly owned Subsidiary of Latch. Merger Sub 1 does not have any outstanding option, warrant, right or any other agreement pursuant to which any person other than Latch may acquire any equity security of Merger Sub 1. Merger Sub 1 has not conducted any business prior to the date hereof and neither has, and prior to the Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to their respective formation and pursuant to this Agreement, the Mergers and the other transactions contemplated hereby.
Section 4.3    Power and Authority; Valid Issuance.
(a)    Each of Latch, Merger Sub 1 and Merger Sub 2 has the requisite power and authority to enter into this Agreement and to perform all of their respective obligations and consummate the transactions contemplated hereby and thereby. Each of Latch, Merger Sub 1 and Merger Sub 2 has taken all necessary and appropriate actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by Latch, Merger Sub 1 and Merger Sub 2 pursuant hereto, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Latch, Merger Sub 1 and Merger Sub 2 and is a valid and binding obligation of Latch, Merger Sub 1 and Merger Sub 2, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(b)    Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL or DLLCA, (ii) under the Exchange Act and the Securities Act, (iii) required to be made with Nasdaq, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Latch, Merger Sub 1 or Merger Sub 2 with, or obtained by Latch, Merger Sub 1 or Merger Sub 2 from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Latch, Merger Sub 1 or Merger Sub 2 and the consummation of the transactions contemplated hereby, or in connection with the continuing operation of the business of Latch and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Latch Material Adverse Effect or materially and adversely affect Latch’s, Merger Sub 1’s or Merger Sub 2’s ability to enter into or perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.
(c)    The shares of Latch Common Stock issuable as Stock Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
Section 4.4    No Violations. The execution and delivery of this Agreement, or any other agreement or instrument executed and delivered pursuant hereto by Latch, Merger Sub 1 or Merger Sub 2, does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by Latch, Merger Sub 1 and Merger Sub 2 of the respective obligations that they are obligated to perform hereunder or thereunder do not:
(a)    conflict with or result in a breach of any of the provisions of the Latch Governing Documents or the governing documents of Merger Sub 1 or Merger Sub 2;
(b)    create any lien on Latch, Merger Sub 1 or Merger Sub 2 under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which Latch, Merger Sub 1 or Merger Sub 2 is a party or their respective properties and assets are bound;
(c)    conflict with any Laws applicable to Latch, Merger Sub 1 or Merger Sub 2; or
(d)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which Latch, Merger Sub 1 or Merger Sub 2 is a party or by which it is bound;
except, in the case of subclauses (b), (c) and (d) above, as would not be reasonably likely to have, individually or in the aggregate, a Latch Material Adverse Effect.
Section 4.5    Licenses. To the Knowledge of Latch, Latch and its Subsidiaries own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.
Section 4.6    Compliance with Laws. Latch and its Subsidiaries are, and have been since their respective date of incorporation, in compliance in all material respects with all Laws which are applicable to their respective businesses, operations, personnel, assets and properties, except for noncompliance which would not reasonably be expected to be material to

Latch and its Subsidiaries taken as a whole. Latch and its Subsidiaries have not received any written notice of, or been charged with, the material violation of any such Laws.
Section 4.7    CFIUS. Latch is not a foreign person, as defined in 31 C.F.R. § 800.224. Latch further represents that the transaction contemplated by this Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of HDW, and does not constitute direct or indirect investment in HDW by any foreign person that affords the foreign person with any of the access, rights, or involvement contemplated under 31 C.F.R. § 800.211(b).
Section 4.8    Absence of Certain Changes. Since December 31, 2022:
(a)    Latch and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice; and
(b)    there has been no Latch Material Adverse Effect.
Section 4.9    Litigation and Proceedings.
(a)    As of the date hereof, there are no Proceedings pending or, to the Knowledge of Latch, threatened against Latch or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Latch Material Adverse Effect or materially and adversely affect Latch’s ability to enter into or perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.
(b)    As of the date hereof, neither Latch nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Latch or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Latch Material Adverse Effect or materially and adversely affect Latch’s ability to enter into or perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.
Section 4.10    Privacy and Data Security; Systems and IT.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Latch Material Adverse Effect, Latch and its Subsidiaries comply, and have since January 1, 2021 complied, in all material respects with all: (i) Privacy Laws; (ii) external facing privacy and security policies regarding the Processing of Personal Information, and (iii) all contractual obligations by which they are bound, if any, relating to the Processing of Personal Information) (subclauses (i)-(iii) collectively, the “Latch Privacy and Security Requirements”). Except as would not, individually or in the aggregate, reasonably be expected to have a Latch Material Adverse Effect, Latch and its Subsidiaries have established and implemented commercially reasonable administrative, technical and physical safeguards, in material compliance with the Latch Privacy and Security Requirements, designed to protect the confidentiality, integrity and security of Personal Information in their possession, custody or control against unauthorized access, use, modification, or disclosure.
(b)    To Latch’s Knowledge, neither Latch nor any of its Subsidiaries have experienced any loss or unauthorized access, disclosure, acquisition, exfiltration, use, or breach of security of any Personal Information in the possession, custody or control of Latch nor any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Latch Material Adverse Effect.

(c)    Latch and each of its Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures, and facilities in material compliance with the Latch Privacy and Security Requirements.
Section 4.11    Solvency. Latch is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Mergers, and the making of the payments contemplated by Section 2.1, and assuming (i) satisfaction of the conditions to Latch’s obligation to consummate the transactions contemplated hereby as set forth herein, (ii) the accuracy of the representations and warranties of Latch, without regard to materiality, “Latch Material Adverse Effect”, “Material Adverse Effect” and similar qualifiers, set forth herein, (iii) the performance by Latch of its obligations hereunder in all material respects, and (iv) immediately prior to the Closing, Latch is Solvent, then as of the Closing, Latch and its Subsidiaries, taken as a whole, will be Solvent.
Section 4.12    Indebtedness. As of the date of this Agreement, Latch has no outstanding indebtedness for borrowed money.
Section 4.13    Benefits.
(a)    Each Latch Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws and all contributions and payments required to be made with respect to any Latch Benefit Plan have been made or properly accrued.
(b)    Latch has no liability of any kind, contingent or otherwise, under or with respect to a pension plan that is subject to Title IV of ERISA.
(c)    The Latch Stock Plans have been established, operated and administered in compliance with applicable Law in all material respects.
Section 4.14    SEC Filings. Latch has filed all forms, reports and documents required to be filed by Latch with the U.S. Securities and Exchange Commission (the “SEC”) on a timely basis, other than filings made under Section 16 of the Exchange Act, and has made available (via the SEC’s EDGAR) to the Company such forms, reports and documents in the form filed with the SEC; provided, that any such filing, report or document shall be considered timely filed if it has or will be filed within the time periods specified by, and in material compliance with, Rule 12b-25 of the 1934 Act. All such required forms, reports and documents are referred to herein as the “Latch SEC Reports.”
Section 4.15    Listing. The Latch Common Stock is listed on the Nasdaq Global Market. Except as set forth on Section 4.15 of the Latch Disclosure Schedule, Latch has not, in the 12 months preceding the date hereof, received notice from the Nasdaq Global Market to the effect that Latch is not in compliance with the listing or maintenance requirements of such trading market.
Section 4.16    Brokers and Finders. Neither Latch nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers.
Section 4.17    Opportunity for Independent Investigation. Prior to its execution of this Agreement, Latch has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and operations of HDW. In making its determination to proceed with the Mergers, Latch has relied and will solely rely upon the results of such independent investigation and verification and the representations and warranties of HDW expressly and specifically set forth in Article III of this Agreement. Latch acknowledges that such representations and warranties by HDW constitute the sole and exclusive representations and warranties of HDW in connection with the Mergers, and Latch understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of HDW) are specifically disclaimed by HDW and hereby waived by Latch. Latch further understands and acknowledges that (i) neither Latch nor any other person will have or be subject to any liability to HDW or any other person resulting from the distribution to Latch or any other person, or Latch’s or any other person’s use of, any information, document or material made available to Latch or any other person in certain “Information Memoranda,” “data rooms,” management presentations or any other form in expectation of the Mergers, and (ii) except for the representations and warranties of HDW expressly and specifically set forth in Article III, neither Latch nor any other person has relied on any such information, document or material or any representation or warranty or statement not expressly set forth herein.
Section 4.18    Tax Matters. Latch is not aware of any fact regarding Latch, and does not have knowledge of any matter regarding Latch that would prevent the Mergers from qualifying for the Intended Tax Treatment.
Section 4.19    No Additional Representations or Warranties. Except for the representations and warranties made by Latch in this Article IV (as qualified and modified by the Latch Disclosure Letter), neither Latch nor any other person makes any express or implied representation or warranty with respect to Latch or any of its affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Mergers, and Latch expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither Latch nor any other person makes or has made any representation or warranty to HDW or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Latch, any of its affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by Latch in this Article IV, written information made available to HDW or any of its affiliates or representatives in the course of their evaluation of Latch, the negotiation of this Agreement or in the course of the Mergers. Notwithstanding the foregoing, nothing in this Section 4.19 shall limit HDW’s remedies with respect to claims of Fraud.
ARTICLE V.

COVENANTS AND AGREEMENTS
Section 5.1    Interim Operations of HDW. Except (a) as expressly required or permitted by this Agreement (including the HDW Disclosure Schedule), (b) as required by applicable Law or (c) as Latch shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), HDW covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing or valid termination of this Agreement, HDW (i) shall use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice and to preserve its business organization intact, (ii) shall not hire or engage any employees or individual independent contractors, or adopt, approve, or enter into (or materially amend) any HDW Benefit Plan or any arrangement with any Person that, if in effect on the date hereof, would require disclosure in Section 3.10(e) of the HDW Disclosure Schedule, (iii) shall not declare, set aside, make or pay any cash dividend or distribution with respect to any of its capital stock, (iv) shall not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on substantially all of its assets, operations or businesses, (v) shall not transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests, (vi) shall not reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, (vii) shall not make any loans, advances, guarantees or capital contributions to or investments in any person, (viii) shall not incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of HDW or any of its affiliates, (ix) shall not settle any Proceeding, (x) shall not sell, assign, lease, license, pledge, encumber, divest, abandon or otherwise dispose of, allow to lapse or expire, or fail to protect, any material HDW Intellectual Property, (xi) shall not enter into any new line of business outside of the business currently conducted by HDW as of the date of this Agreement, (xii) shall not make any change to any of the cash management practices of HDW, including deviating from or altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable, (xiii) take any Prohibited Tax Action and (xiv) with respect to clauses (ii) through (xiii), shall not agree, authorize or commit to do any of the foregoing.
Notwithstanding the foregoing, HDW may take any action described in this Section 5.1 if such action is consented to by Latch in response to an email request for such consent that is addressed to the representatives of Latch set forth in Section 5.1 of the Latch Disclosure Schedule, which consent shall not be unreasonably withheld, conditioned or delayed by Latch.
Section 5.2    Interim Operations of Latch. Except (i) as expressly required or permitted by this Agreement (including the Latch Disclosure Schedule), (ii) as required by applicable Law or (iii) as HDW shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Latch covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing or valid termination of this Agreement, Latch (i) shall use commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course consistent with past practice and to preserve their business organizations intact and maintain existing relations with all of Latch’s customers, suppliers, creditors and employees, (ii) shall not declare, set aside, make or pay any cash dividend or distribution with respect to any of its capital stock, (iii) shall not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on substantially all of its assets, operations or businesses, (iv) shall not enter into any new line of business outside of the business currently conducted by Latch as of the date of this Agreement, (v) shall not make any material change to any of the cash management practices of Latch, including deviating from or altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable, (vi) shall not reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (vii) shall not issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by Latch of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, Latch Common Stock, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except upon the exercise of options outstanding as of the date hereof and (viii) with respect to clauses (ii) through (vii), shall not agree, authorize or commit to do any of the foregoing.
Notwithstanding the foregoing, Latch may take any action described in this Section 5.2 if such action is consented to by HDW in response to an email request for such consent that is addressed to the representatives of HDW set forth in Section 5.2 of the HDW Disclosure Schedule, which consent shall not be unreasonably withheld, conditioned or delayed by HDW.

Section 5.3    Access to Information; Confidentiality.
(a)    From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and Closing, upon reasonable advance notice, Latch shall, and shall cause each of its Subsidiaries to, provide to HDW and its representatives during normal business hours reasonable access to all employees, consultants, accountants, agents, other representatives, facilities, books and records of Latch and its Subsidiaries reasonably requested; provided that (a) such access shall be at the risk of HDW and its representatives, (b) such access shall occur in such a manner as Latch reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated hereby and (c) nothing herein shall require Latch to provide access to, or to disclose any information to, HDW or any of its representatives if such access or disclosure, in the good faith reasonable belief of Latch, (i) would cause significant competitive harm to Latch or any of its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) would waive any legal privilege, (iii) would be in violation of applicable laws or regulations of any Governmental Entity, (iv) would adversely impact or delay Latch’s ongoing remediation and restatement processes or (v) would adversely impact or delay Latch’s efforts to comply with Nasdaq’s listing requirements. For the avoidance of doubt, Latch shall not be obligated under this Section 5.3(a) to permit HDW or any of its representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at Latch’s properties or facilities. All of such information provided to HDW shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein.
(b)    From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and Closing, upon reasonable advance notice, HDW shall provide to Latch and its representatives during normal business hours reasonable access to all employee, facilities, books and records of HDW reasonably requested; provided that (a) such access shall be at the risk of Latch and its representatives, (b) such access shall occur in such a manner as HDW reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated hereby and (c) nothing herein shall require HDW to provide access to, or to disclose any information to, Latch or any of its representatives if such access or disclosure, in the good faith reasonable belief of HDW, (i) would cause significant competitive harm to HDW if the transactions contemplated hereby are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable laws or regulations of any Governmental Entity. For the avoidance of doubt, HDW shall not be obligated under this Section 5.3(b) to permit Latch or any of its representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at HDW’s properties or facilities. All of such information provided to Latch shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein.
(c)    Promptly following the date hereof, Latch and HDW shall establish a transition and integration planning team (the “Integration Committee”), comprised of such officers and other persons as they mutually agree. The chair of the Integration Committee will be the Chief Executive Officer of HDW or such other person as designated by the Chief Executive Officer of HDW. Subject to applicable Law, the Integration Committee shall discuss and plan for a transition and integration planning process concerning the combination of the operations of Latch, Latch’s Subsidiaries and HDW after the Closing, and shall meet from time to time, as reasonably requested by the Chief Executive Officer of HDW. All members of the Integration Committee (as well as any other person that is granted access to the information and planning process discussed by the Integration Committee) shall enter into agreements with Latch containing provisions that require such counterparty thereto (and any of its affiliates and representatives named therein) to (i) keep all such information confidential and refrain from using such information, (ii) protect all Intellectual Property of Latch and (iii) ensure that any

Intellectual Property resulting from the work of the Integration Committee is owned by Latch (in each case, subject to customary exceptions).
Section 5.4    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Latch and HDW. Thereafter, neither Latch nor HDW shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the Nasdaq or other relevant securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with each other party); provided, however, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Latch or HDW in compliance with this Section 5.4. Notwithstanding anything to the contrary in this Section 5.4, HDW shall be permitted to make statements or communications (a) to the HDW Stockholders, members of the board of directors of HDW, or advisors, in each case, with a need to know the information contained in such statements or communications without the consent of Latch provided that HDW informs the recipient of the confidential nature of such disclosure and the recipient is bound by a contractual, legal or fiduciary obligation of confidentiality to HDW, (b) to counterparties to contracts, customers and suppliers of HDW, in each case, with a need to know the information contained in such statements or communications after reasonable consultation with Latch and with the consent of Latch provided that HDW informs the recipient of the confidential nature of such disclosure and the recipient is bound by a contractual, legal or fiduciary obligation of confidentiality to HDW, or (c) as reasonably necessary to enforce or defend any claim under this Agreement or in connection with the transactions hereby contemplated.
Section 5.5    Exclusivity. From and after the date of this Agreement until the Effective Time, HDW shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Latch, its stockholders or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Acquisition Proposal other than with Latch, its stockholders and their respective affiliates and representatives. HDW shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal.
For purposes of this Section 5.5, “Acquisition Proposal” shall mean any proposal or offer or indication of interest from any person (other than a proposal or offer by Latch or its Subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in one (1) transaction or a series of transactions, of assets or businesses that constitute twenty percent (20%) or more of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of HDW, or twenty percent (20%) or more of any class of voting or equity securities of HDW, (ii) any tender offer or exchange offer or the issuance of voting or equity securities that if consummated would result in any Person beneficially owning twenty percent (20%) or more of any class of voting or equity securities of HDW, or (iii) any merger, amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving HDW or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own twenty percent (20%) or more of any class of voting or equity securities of HDW or of the surviving company or of any resulting parent company of HDW under such transaction.
Section 5.6    Further Assurances. In case at any time after the Closing any further action is necessary to carry out the transactions contemplated hereby or the purposes of this Agreement, each of the parties will take such further action as the other party may reasonably request.
Section 5.7    Tax Matters.
(a)    Transfer Taxes. All transfer, documentary, sales, use, stock transfer, value-added, stamp, recording, registration, and other similar taxes, levies and fees (including any penalties, fines and interest) imposed on the Mergers (collectively, “Transfer Taxes”) shall be borne by Latch. Latch, at its own expense, shall procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns with respect to any, Transfer Taxes. Upon request, Latch shall provide HDW with evidence of payment of such Transfer Taxes.
(b)    Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under Section 368 of the Code. Each party shall treat and report the Merger as qualifying as a reorganization under the provisions of Section 368(a) of the Code to which each of Latch and HDW are parties for U.S. federal income Tax purposes as provided herein (the “Intended Tax Treatment”). The parties agree (i) to file all Tax Returns in a manner consistent with the Intended Tax Treatment to the fullest extent permitted by applicable Law (and in connection therewith, shall not take any contrary position in any audit or proceeding challenging any tax return reporting the Intended Tax Treatment, except after making good faith efforts to defend the Intended Tax Treatment), and (ii) shall use commercially reasonable efforts to not take any action which action would result in the Mergers failing to qualify for the Intended Tax Treatment. Each of the parties and the HDW Stockholders will reasonably cooperate to document and support the Intended Tax Treatment. To the extent that prior to the Closing the parties determine that the Intended Tax Treatment will not be available, the parties will negotiate and consider in good faith modifications to the terms of this Agreement that would result in the Intended Tax Treatment being available. The parties agree that the Promissory Notes have a “specified value” (as such term is used in Treasury Regulation Section 1.368-1(e)(2)(i)) equal to the Value.
(c)    Installment Sale. The HDW Stockholders intend to report and treat for all Tax purposes any cash received with respect to the Promissory Notes as taxable deferred Merger Consideration payable in exchange for HDW Stock in accordance with this Agreement, which is eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law. Accordingly, except with respect to amounts properly treated as interest under applicable Law, the parties hereto agree to report payments under the Promissory Notes for U.S. federal income Tax purposes consistent with such treatment as provided in this Section 5.7(c) unless otherwise required by a Tax authority following an audit defended in good faith.
(d)    Tax Forms. HDW shall use commercially reasonable efforts to cause each holder of HDW Stock receiving Promissory Notes pursuant to this Agreement to deliver to Latch at or prior to the Closing a valid and duly executed IRS Form W-9 or IRS Form W-8BEN, as applicable.

Section 5.8    Nasdaq Listing. Latch shall cause the shares of Latch Common Stock to be issued in the First Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. In addition, prior to Closing, Latch shall execute the Registration Rights Agreement, in the form attached hereto as Exhibit C.
Section 5.9    Termination of Agreements. HDW shall take all actions necessary to terminate each agreement between HDW, on the one hand, and any officer or director of HDW or any entity controlled by any such officer or director, on the other hand, including the Investors’ Rights Agreement, the Voting Agreement and ROFR Agreement, at or prior to the Effective Time, in a manner such that HDW does not have any liability or obligation following the Effective Time pursuant to such agreements.
Section 5.10    Stock Restriction Agreements. On or before the Closing Date, Latch and Jamie Siminoff shall enter into a stock restriction agreement (the “Siminoff Stock Restriction Agreement”) with Latch substantially in the form attached hereto as Exhibit D.
Section 5.11    Delivery of Merger Consideration Schedule. At least two (2) business days prior to the Closing Date, HDW shall deliver to Latch a schedule which shall accurately set forth the name of each HDW stockholder that shall receive Merger Consideration (each, an “HDW Stockholder”), the Merger Consideration to be received by each such HDW Stockholder and any other information reasonably requested by the Exchange Agent or Latch in connection with the issuance of the Merger Consideration.
Section 5.12    Delivery of Investor Questionnaires. On the Closing Date, HDW shall deliver to Latch completed and executed Investor Questionnaires for each HDW Stockholder.
Section 5.13    Release and Waiver; Covenant Not to Sue.
(a)    HDW, for and on behalf of itself and its Related Parties (as defined below), does hereby unequivocally release and discharge, and hold harmless Latch and any of its respective former, current or future officers, directors, agents, advisors, representatives, consultants, stockholders, employees, Subsidiaries, affiliates (including, without limitation, controlling persons), officers, directors, members, managers and employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (the “Related Parties”), from any and all past, present, direct, indirect, and derivative liabilities, actions, causes of action, cases, claims, suits, debts, dues, sums of money, attorney’s fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, extents, executions, demands, liens and damages of every kind and nature, in law, equity or otherwise, asserted or that could have been asserted, under federal or state statute, or common law, known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way arises from or out of, are based upon, or are in connection with or relate to the matters set forth on Section 5.13 of the Latch Disclosure Schedule (the “Specific Claim”).
(b)    Each party, on behalf of itself and its Related Parties, hereby covenants to each other party and their respective Related Parties not to, with respect to (i) the Specific Claim, (ii) this Agreement and (iii) the proposed Mergers (collectively, the “Released Claims”), directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such party or its Related Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any other party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section 5.13 shall survive this Agreement indefinitely regardless of any statute of limitations.
Section 5.14    Director and Officer Indemnification. Latch and the Merger Subs agree that all rights to indemnification, reimbursement, contribution, advancement of expenses or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of HDW and all other covered Persons (the “D&O Indemnified Persons”) provided for in the HDW Governing Documents in effect as of the date hereof or in any indemnification agreement between HDW and a D&O Indemnified Person in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification, reimbursement, contribution, advancement of expenses or exculpation in respect of any claims asserted or made within such period shall continue until the disposition of such claim. During such period, Latch shall not directly or indirectly through the Surviving Company or otherwise, amend, repeal or otherwise modify such provisions or agreements for indemnification, reimbursement, contribution, advancement of expenses or exculpation in any manner that would adversely affect the rights of the D&O Indemnified Persons in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.
ARTICLE VI.

CONDITIONS TO THE MERGER
Section 6.1    Conditions to Each Party’s Obligation to Effect the First Merger. The respective obligations of each party to effect the First Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)    no injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, no Law shall have been adopted or be effective, and no agreement with any Governmental Entity shall be in effect, in each case that prohibits, prevents or makes unlawful the consummation of the First Merger or the other transactions contemplated hereby;
(b)    the Siminoff Employment Agreement shall, subject to the occurrence of the Closing, be in full force and effect and Jamie Siminoff shall be alive, shall not have incurred a Disability (as defined in the Siminoff Employment Agreement) and shall not have provided written notice to the Latch board of directors of his intention not to perform his obligations under the Siminoff Employment Agreement;
(c)    HDW shall have delivered the Siminoff Stock Restriction Agreement to Latch, duly executed by Jamie Siminoff;
(d)    HDW shall not have willfully and materially breached any of its covenants set forth in Section 5.1, Section 5.4, Section 5.9, Section 5.11, Section 5.12 or Section 5.13, which such breach remains uncured as of the Closing Date; and
(e)    the Fundamental Representations of each party shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Latch Material Adverse Effect or HDW Material Adverse Effect, as applicable, contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Latch Material Adverse Effect or HDW Material Adverse Effect, as applicable.
ARTICLE VII.

TERMINATION
Section 7.1    Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:
(a)    by the mutual written consent of HDW and Latch; or
(b)    by HDW or Latch, if the First Merger shall not have been consummated by 5:00 p.m. Pacific time on September 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party has been the principal cause of the failure of the First Merger to occur on or before such time on the Outside Date.
ARTICLE VIII.

MISCELLANEOUS
Section 8.1    No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
Section 8.2    Expenses. All costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that, if this Agreement is terminated, Latch shall pay HDW’s costs and expenses incurred in connection with or in furtherance of the transactions contemplated by this Agreement up to $250,000; provided, further, that, if this Agreement is terminated and the conditions set forth in either Section 6.1(d) or Section 6.1(e) is not satisfied, Latch shall pay all of HDW’s costs and expenses incurred in connection with or in furtherance of the transactions contemplated by this Agreement up to $1,000,000.
Section 8.3    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) subject to the below, immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
(a)    if to Latch to:
Latch, Inc.
508 West 26th Street, Suite 6G
New York, New York 10001
Attn:    Priyen Patel
Email:

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002

Attn:	Nick S. Dhesi
Ryan J. Maierson
Email:	Nick.Dhesi@lw.com
Ryan.Maierson@lw.com

(b)    if to HDW to:
Honest Day’s Work, Inc.
[Address]
[City, State ZIP]
Attn:    James Siminoff
Email:

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
3 Embarcadero Center
San Francisco, CA 94111

Attn:	Joshua Zachariah
John Casnocha
Justin Smith
Email:	jzachariah@goodwinlaw.com
jcasnocha@goodwinlaw.com
justinsmith@goodwinlaw.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Pacific time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Pacific time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 8.3.

Section 8.4    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.5    Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 8.6    Jurisdiction; Specific Enforcement. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.6 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.7    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.8    Assignment; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9    Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10    Entire Agreement. This Agreement together with the exhibits and schedules hereto constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.
Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by HDW, Latch, Merger Sub 1 Merger Sub 2 or, in the case of a waiver, by the party against whom the waiver is to be effective.
Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13    No Third-Party Beneficiaries. Each of Latch, Merger Sub 1, Merger Sub 2 and HDW agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of HDW or Latch, Merger Sub 1 and Merger Sub 2, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for the right of HDW’s stockholders to receive the Merger Consideration on the terms and conditions of this Agreement and the rights of the D&O Indemnified Person pursuant to Section 5.14 (which such D&O Indemnified Persons are express third party beneficiaries with the right to enforce Section 5.14), this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 8.14    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.15    Definitions. As used in this Agreement:
(a)    “Accredited Investor” means an HDW Stockholder who completes, executes and delivers to Latch prior to the Closing an Investor Questionnaire in a form satisfactory to Latch (an “Investor Questionnaire”) certifying, among other things, that such Person (i) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (ii) lives outside of the United States and, in the reasonable discretion of Latch, the offer or sale of Latch Common Stock to such HDW Stockholder may be made in an offshore transaction in compliance with Regulation S promulgated under the Securities Act or (iii) either alone or together with a purchaser representative, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment.
(b)    “Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other Law that is designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.
(c)    “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.
(d)    “Common Stock Exchange Ratio” means the quotient of (i) the product of (x) the number of outstanding shares of Latch Common Stock as of the date hereof multiplied by (y) 15.77% divided by (ii) the total number of shares of HDW Common Stock outstanding as of the date hereof.
(e)    “Confidentiality Agreement” means the mutual nondisclosure agreement, dated as of January 23, 2023, by and between Latch and HDW.
(f)    “Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of HDW Stock as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with the DGCL in connection with the First Merger in respect of any shares of HDW Stock.
(g)    “Dissenting Share” means any share of HDW Stock that is issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected prior to the Dissenters Deadline Date in accordance with Section 262 of the DGCL in connection with the First Merger.
(h)    “Fraud” means common law fraud (with the element of scienter) as defined under Delaware common law in the making of the representations and warranties in Article III or Article IV (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory).
(i)    “Fundamental Representations” means (i) the representations and warranties of the Company set forth in Section 3.1 (Organization and Existence), Section 3.2 (Capitalization), Section 3.3 (Power and Authority), Section 3.4 (No Violations), Section 3.6 (Compliance with Laws) and Section 3.16 (Brokers and Finders) and (ii) the representations and warranties of Latch and the Merger Subs set forth in Section 4.1 (Organization and Existence), Section 4.2 (Capitalization), Section 4.3 (Power and Authority; Valid Issuance), Section 4.4 (No Violations), Section 4.6 (Compliance with Laws) and Section 4.16 (Brokers and Finders).

(j)    “GAAP” means United States generally accepted accounting principles.
(k)    “Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.
(l)    “Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.
(m)    “HDW Equity Plan” means the Honest Day’s Work, Inc. 2022 Stock Option and Grant Plan.
(n)     “HDW Governing Documents” means HDW’s Amended and Restated Certificate of Incorporation, dated as of August 29, 2022, and HDW’s bylaws, in each case, as in effect on the date of this Agreement.
(o)    “HDW Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of HDW; provided, that the term “HDW Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (i) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (ii) changes or proposed changes in GAAP, (iii) actions or omissions of HDW taken with the consent of Latch pursuant to this Agreement, (iv) actions or omissions of HDW required by this Agreement, (v) actions or omissions of Latch and its affiliates, (vi) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (vii) events or conditions generally affecting the industries in which HDW operates, (viii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (ix) any epidemic, pandemic or disease outbreak, (x) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (xi) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of Latch in connection with the transactions contemplated hereby, (xii) any change or prospective change in the credit rating of HDW, or (xiii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (vi) through (x) shall be included in the term “HDW Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of HDW relative to other participants in the same business as HDW (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be an HDW Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (i) through (xiii) above).
(p)    “HDW Stock” means the HDW Common Stock and the HDW Preferred Stock, collectively.

(q)    “HDW Stockholders” means a holder of HDW Stock.
(r)    “HDW Stockholder Consent” means the approval of the Mergers by the irrevocable affirmative written consent of the Requisite HDW Stockholders, pursuant to the terms and in accordance with and satisfaction of the conditions of the HDW Governing Documents and applicable Law.
(s)    “HDW Systems” means any and all software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment owned by HDW and used or held for use in connection with the operation of the business of HDW as currently conducted.
(t)    “Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all U.S., foreign and transnational patents, trademarks, service marks, trade names, domain names and other indicia of source or origin, together with all goodwill symbolized thereby, copyrights and copyrightable subject matter, trade secrets and all other proprietary rights to confidential information (including any seismic and other exploration, drilling and production data and information), all other proprietary rights in technology, and all applications and registrations for any of the foregoing.
(u)    “Investors’ Rights Agreement” means that certain Investors’ Rights Agreement, dated as of September 2, 2022, by and among HDW and each of the other parties thereto.
(v)    “Knowledge of HDW” means the actual knowledge of Jamie Siminoff and Claire Duval after due inquiry.
(w)    “Knowledge of Latch” means the actual knowledge of Jason Keyes, Priyen Patel and Marc Landy after due inquiry.
(x)    “Knowledge Party” means Jamie Siminoff and Claire Duval.
(y)    “Latch Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) any other written plan, policy, program or arrangement, providing compensation or other employee or service provider benefits to any current or former director, officer, employee or individual independent contractor of Latch (including individuals who are consider co- or jointly-employed or engaged with Latch), in each case, which is maintained, sponsored or contributed to by Latch or under which Latch has any obligation or liability.
(z)    “Latch Common Stock” means shares of common stock, par value $0.0001 per share, of Latch.
(aa)    “Latch Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of Latch and its Subsidiaries, taken as a whole; provided, that the term “Latch Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (i) changes or proposed changes in laws, regulations or binding decisions of any Governmental Entity, (ii) changes or proposed changes in GAAP, (iii) actions or omissions of Latch and its Subsidiaries taken with the consent of HDW pursuant to this Agreement, (iv) actions or omissions of Latch and its Subsidiaries required by this Agreement, (v) actions or omissions of HDW and its affiliates, (vi) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (vii) events or conditions generally affecting the industries in which Latch and its Subsidiaries operate, (viii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (ix) any epidemic, pandemic or disease outbreak, (x) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (xi) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of HDW in connection with the transactions contemplated hereby, (xii) any change or prospective change in the credit rating of Latch or its Subsidiaries, or (xiii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (vi) through (x) shall be included in the term “Latch Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, financial condition or results of operations of Latch and its Subsidiaries, taken as a whole, relative to other participants in the same business as Latch and its Subsidiaries (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Latch Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (i) through (xiii) above).
(bb)    “Latch Stock Plans” means the Latch, Inc. 2021 Incentive Award Plan, the Latchable, Inc. 2016 Stock Plan and the Latchable, Inc. 2014 Stock Incentive Plan.
(cc)    “Latch Systems” means any and all software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment owned by Latch and used or held for use in connection with the operation of the business of Latch and its Subsidiaries as currently conducted.
(dd)    “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
(ee)    “Personal Information” means all information defined as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term under applicable Privacy Law.
(ff)    “Preferred Stock Exchange Ratio” means the quotient of (i) the product of (x) the number of outstanding shares of Latch Common Stock as of the date hereof multiplied by (y) 4.21% divided by (ii) the total number of shares of HDW Preferred Stock outstanding as of the date hereof.
(gg)    “Privacy Laws” means any applicable Law that governs the Processing of Personal Information, and any such legal requirement governing privacy, data security, or data or security breach notification, including, to the extent applicable and without limitation, the California Consumer Privacy Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, and all analogous laws in all foreign jurisdictions as are applicable.

(hh)    “Process” or “Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information.
(ii)    “Prohibited Tax Action” means: (i) make (except consistent with past practice), change or revoke any material Tax election (including with respect to methods of accounting); (ii) amend or file any Tax Return in a manner materially inconsistent with past practice; (iii) settle or compromise any claim in respect of material amount of Taxes; or (iv) enter into any material Tax sharing or similar agreement with any of its affiliates.
(jj)    “Promissory Note Exchange Ratio” means the quotient of (i) $22,000,000.00 (the “Value”) divided by (ii) the total number of shares of HDW Preferred Stock outstanding as of immediately prior to the Effective Time.
(kk)    “Requisite HDW Stockholders” means the holders of: (i) a majority of the issued and outstanding shares of HDW Stock (voting together as a single class on an as-converted basis); (ii) a majority of the issued and outstanding shares of HDW Preferred Stock (voting together as a single class); and (iii) a majority of the issued and outstanding shares of HDW Common Stock (other than those issued or issuable upon conversion of the shares of HDW Preferred Stock) held by the Key Holders (as defined in the Voting Agreement) who are then providing services to HDW as officers, employees or consultants (voting as a separate class).
(ll)    “ROFR Agreement” means that certain Right of First Refusal and Co-Sale Agreement, dated as of September 2, 2022, by and among HDW and the other parties thereto.
(mm)    “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will not have unreasonably small capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business consistent with past practice, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.
(nn)    “Standard Agreement” means (i) end-user license agreements and terms of service for standard, commercially available “off-the-shelf” third party products or services, (ii) non-disclosure agreements entered into in the ordinary course, (iii) agreements entered into in the ordinary course of business in substantially in the form provided to Latch with current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for HDW, and (iv) licenses for software or other material that is distributed as “free software,” or “open source software”.
(oo)    “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof, (ii) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof or (iii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.
(pp)    “Unaccredited Investor” means an HDW Stockholder who delivers to Latch an Investor Questionnaire certifying that such HDW Stockholder does not meet any of the Accredited Investor tests.
(qq)    “Voting Agreement” means that certain Voting Agreement, dated as of September 2, 2022, by and among HDW and the other parties thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LATCH, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: General Counsel and Secretary

LS KEY MERGER SUB 1, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: Secretary

LS KEY MERGER SUB 2, LLC

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: Secretary

HONEST DAY’S WORK, INC.

By:	/s/ James Siminoff
Name: James Siminoff
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A
Form of Promissory Note
[Intentionally omitted.]

Exhibit B
Jamie Siminoff Employment Agreement
[Intentionally omitted.]

Exhibit C
Form of Registration Rights Agreement
[See attached.]

REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is entered into as of [___], 2023 (the “Effective Date”) by and among:
(i) Latch, Inc., a Delaware corporation (the “Company”);
(ii) the equityholders designated as Major Equityholders on Schedule A hereto (collectively, the “Major Equityholders”); and
(iii) the equityholders designated as Other Equityholders on Schedule B hereto (collectively, the “Other Equityholders” and, together with the Major Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.3 of this Agreement, the “Holders” and each individually a “Holder”).
RECITALS
WHEREAS, the Company, LS Key Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), LS Key Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and Honest Day’s Work, Inc., a Delaware corporation (“HDW”), are party to that certain Agreement and Plan of Merger, dated as of May 15, 2023 (the “Merger Agreement”), pursuant to which (i) Merger Sub 1 will be merged with and into HDW (the “First Merger”), with HDW surviving the First Merger as a wholly owned subsidiary of Latch (HDW as the survivor of such merger, the “Surviving Corporation”), and (ii) thereafter, as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 being the surviving company of the Second Merger;
WHEREAS, the Holders are receiving shares of Common Stock (the “Merger Shares”) on or about the Effective Date, pursuant to the Merger Agreement;
WHEREAS, in connection with the consummation of the Mergers, the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1.    DEFINITIONS. The following capitalized terms used herein have the following meanings:
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Person. “Affiliate” shall also mean, in the case of any venture capital, private equity or similar fund now or hereafter existing that is an Investor, all partners, members, shareholders or other equity holders of any kind of such venture capital, private equity or other similar fund, regardless of whether such partners, members, shareholders or other equity owners control such venture capital, private equity fund or other similar fund.
“Agreement” is defined in the preamble to this Agreement.
“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” means the board of directors of the Company.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” is defined in the preamble to this Agreement.
“Demanding Holder” is defined in Section 2.1.4.
“Effective Date” is defined in the preamble to this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“FINRA” means the Financial Industry Regulatory Authority Inc.
“First Merger” is defined in the preamble to this Agreement.
“Form S-1 Shelf” is defined in Section 2.1.1.
“Form S-3 Shelf” is defined in Section 2.1.1.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Major Equityholders” is defined in the preamble to this Agreement.
“Maximum Number of Securities” is defined in Section 2.1.5.
“Mergers” is defined in the recitals to this Agreement.
“Merger Agreement” is defined in the recitals to this Agreement.
“Merger Shares” is defined in the recitals to this Agreement.
“Merger Sub 1” is defined in the recitals to this Agreement.
“Merger Sub 2” is defined in the recitals to this Agreement.
“Minimum Takedown Threshold” is defined in Section 2.1.4.
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Registration Statement” is defined in Section 2.1.7.
“Notices” is defined in Section 5.4.
“Other Coordinated Offering” is defined in Section 2.4.1.
“Other Equityholders” is defined in the preamble to this Agreement.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Piggyback Registration” is defined in Section 2.2.1.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Register,” “Registered” and “Registration” mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means (a) the Merger Shares (including any shares of Common Stock hereafter acquired pursuant to any escrow agreement or similar arrangement) and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale) and such securities are eligible (including upon receipt from the Holder of customary representations and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith) to no longer bear a legend restricting further transfer and the Company has removed such restrictive legend; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:
(i)     all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;
(ii)     fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, placement agent or sales agent in connection with blue sky qualifications of Registrable Securities);
(iii)     printing, messenger, telephone and delivery expenses;
(iv)     reasonable fees and disbursements of counsel for the Company;
(v)     reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(vi)     reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering (not to exceed $75,000 without the consent of the Company), plus the reasonable fees and expenses of any required local counsels.
“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” is defined in Section 2.1.5.
“SEC Guidance” is defined in Section 2.1.7.
“Second Merger” is defined in the preamble to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Shelf” means the Form S-1 Shelf, a Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Subsequent Shelf Registration” is defined in Section 2.1.2.
“Surviving Corporation” is defined in the preamble to this Agreement.
“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” is defined in Section 2.1.4.
“Withdrawal Notice” is defined in Section 2.1.6.
2.    REGISTRATION RIGHTS.
2.1    Shelf Registration.
2.1.1    Filing. Subject to Section 3.3, the Company shall file as promptly as reasonably practicable after the date on which the Company files its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (and no later than the 20th business day following the filing date of such Quarterly Report), and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable

Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use Form S-3.
2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
2.1.3    Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year; provided further, however, that the Company shall be under no obligation to cause such Registrable Securities to be so covered in the event that the Registrable Securities were not registered for resale due to the Holder’s noncompliance with the requirements of Section 3.3 herein.
2.1.4    Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Holders (any of the Holders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided in each case that the

Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. Subject to Section 2.4.3, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5    Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Major Equityholders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Shelf Takedown pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders) that can be sold without exceeding the Maximum Number of Securities; provided, however, that the number of Registrable Securities held by the Holders to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are first entirely excluded from the Underwritten Shelf Takedown. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.
2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the

Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.
2.1.7    New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.
2.1.8    Effective Registration.  Notwithstanding the provisions of Section 2.1.3 or Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2    Piggyback Registration.
2.2.1    Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Major Equityholders that hold Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Major Equityholders that hold Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Major Equityholders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Major Equityholders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Major Equityholders’ Registrable Securities in a Piggyback Registration shall be subject to such Major Equityholders’ agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2    Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Major Equityholders that hold Registrable Securities and are participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Major Equityholders that hold Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a)    If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Major Equityholders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Major Equityholder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Major Equityholders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Major Equityholders, which can be sold without exceeding the Maximum Number of Securities;
(b)    If the Registration or registered offering is pursuant to a request by persons or entities other than the Major Equityholders that hold Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Major Equityholders that hold Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Registrable Securities of Major Equityholders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Major Equityholder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Major Equityholders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Major Equityholders, which can be sold without exceeding the Maximum Number of Securities; and
(c)    If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.
2.2.3    Piggyback Withdrawal. Any Major Equityholder that holds Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3    Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder participating in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall enter into a customary lockup agreement requested by the managing underwriters on substantially the same terms and conditions as the Company’s directors and officers and all such Holders.
2.4    Block Trades; Other Coordinated Offerings.
2.4.1    Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Takedown Threshold, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3    Any Registration effected pursuant to this Section 2.4 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.1.4. Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4    The Demanding Holder in a Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
3.    REGISTRATION PROCEDURES.
3.1    Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:
3.1.1    Filing Registration Statement. The Company shall prepare and file with the Commission as soon as practicable a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3.
3.1.2    Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders of Registrable Securities included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.
3.1.3    Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.
3.1.4    Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider such comments in good faith before filing any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference.
3.1.5    State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or taxation in any such jurisdiction.
3.1.6    Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement or other sales or distribution agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any such agreement which are made to or for the benefit of any Underwriters or other placement agent or sales agent, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement.
3.1.7    Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter or placement agent or sales agent participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter or placement agent or sales agent, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply any information reasonably requested by any of them in connection with such Registration Statement; provided, however, that such Underwriter, placement agent, sales agent or other representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.
3.1.8    Opinions and Comfort Letters. The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or placement agent or sales agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder.
3.1.9    [Reserved].
3.1.10    Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, on over-the-counter markets.
3.1.11    Road Show. The Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.
3.1.12    Rule 144. For as long as a Holder owns Registrable Securities issued or issuable upon conversion thereof, the Company will use reasonable best efforts to take such further necessary action as any holder of Registrable Securities may reasonably request in connection with the removal of any restrictive legend on the Registrable Securities being sold, all to the extent required from time to time to enable such Holder to sell the Registrable Securities to the public without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Without limiting the generality of the foregoing: at any time and from time to time upon the reasonable request of the Holders (i) the Company shall cause its transfer agent and legal counsel to remove any restrictive securities legends on the Registrable Securities promptly upon request when such legends are permitted under applicable law to be removed, including in connection with a sale of such securities by a Holder and (ii) when a Holder’s Registrable Securities are eligible to be resold in a broker’s transaction under Rule 144 without regard to Rule 144’s volume, manner of sale and notice restrictions, the Company shall cause all restrictive legends on the Registrable Securities to be removed; provided, in each case, that the Company and its transfer agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith. The Company shall pay all such reasonable, documented out-of-pocket expenses in connection with removal of any restrictive legends on the Registrable Securities.
3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Information. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).
3.4.2    If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a period of not more than sixty (60) consecutive days after the request of the Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Parent shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than one-hundred twenty (120) days in the aggregate during any 365-day period.
3.4.3    (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
4.    INDEMNIFICATION AND CONTRIBUTION.
4.1    Indemnification by the Company. To the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof, the Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any Misstatement or alleged Misstatement contained in any Registration Statement or Prospectus; provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any Misstatement or alleged Misstatement made in such Registration Statement or Prospectus in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder Indemnified Party expressly for use therein.
4.2    Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which the Holder of Registrable Securities is participating, to the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company and each Underwriter or placement agent or sales agent (if any), and each other selling Holder and each other person, if any, who controls the Company, another selling holder or such Underwriter or placement agent or sales agent within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement, if the Misstatement or Alleged Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and several and shall be limited to the amount of any net proceeds actually received by such selling holder, except in the case of fraud or willful misconduct by such Holder.
4.3    Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4    Contribution.
4.4.1    If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.

4.4.2    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.
4.4.3    The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.
5.    MISCELLANEOUS.
5.1    [Reserved].
5.2    [Reserved].
5.3    Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3.
5.4    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, electronic transmission with receipt verified by electronic confirmation, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic transmission; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.
To the Company:
Latch, Inc.
508 West 26th Street, Suite 6G
New York, NY 10001
Email:
Attention: Priyen Patel

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Tel: (713) 546-7409 and (713) 546-7420
Email: nick.dhesi@lw.com and ryan.maierson@lw.com;
Attention: Nick S. Dhesi and Ryan J. Maierson

To a Holder, to the address or contact information set forth in the Company’s books and records.
5.5    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.6    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.
5.7    Entire Agreement. This Agreement (including Schedule A and Schedule B and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
5.8    Modifications, Amendments and Waivers. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.9    Aggregation of Securities. All Registrable Securities held or acquired by Affiliates, including as may be acquired in connection with a transfer from a Holder party hereto, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

5.10    Independent Agreement by the Holders. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no provision of this Agreement is intended to confer any obligations on any Holder vis-à-vis any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.
5.11    Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable. The provisions of Article IV shall survive any termination.
5.12    Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.13    Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.14    Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
5.15    Jurisdiction; Waiver of Trial by Jury.
5.15.1    Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.15.1.
5.15.2    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR

RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

LATCH, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS

[____________]

By:
Name:
Title:

SCHEDULE A
Major Equityholders
Jamie Siminoff
[_________]

SCHEDULE B
Other Equityholders
[_________]

Exhibit D
Jamie Siminoff Stock Restriction Agreement
[Intentionally omitted.]